Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter and Year Ended December 31, 2024

For Immediate Release

PORTLAND, Maine – February 25, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter and year ended December 31, 2024.

Product Sales Highlights:

●	Fourth quarter of 2024 product sales increased 52% to approximately $7.8 million compared to the fourth quarter ended December 31, 2023.

●	Full year of 2024 product sales increased 52% to approximately $26.5 million compared to the year ended December 31, 2023.

Management’s Discussion:

“Our preliminary, unaudited product sales for the fourth quarter and full year of 2024 were first reported on January 9, 2025,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

“We have continued to operate without another contamination event since April of 2024, which leads us to believe that we have effectively remediated the problem and are keeping the bioburden within specification,” continued Mr. Brigham. “We are now focused on improving our production yields and gross margins.”

“The significant increase in sales over prior periods demonstrates the beginning of our recovery from a period when production was limited due to contamination events,” continued Mr. Brigham. “This sales growth, together with an improvement in gross margin from 25% during the fourth quarter of 2023 to 37% during the fourth quarter of 2024, helped us move EBITDA from negative to positive during the quarter and the year ended December 31, 2024, in contrast to negative EBITDA during the same periods of the prior year.”

“We continue to work to achieve FDA approval to commercialize Re-Tain®,” concluded Mr. Brigham. “The initiation of our Controlled Launch is pending FDA clearance of inspectional observations at the facilities of our contract manufacturer and the FDA’s review of our Non-Administrative NADA, which we submitted during early January of 2025. This submission includes All Other Information and Product Labeling as well as our fourth submission of the CMC Technical Section, responding to the minor, non-complex issues from the Incomplete Letter issued by the FDA in May of 2024. We have been in discussions with the FDA to seek an expedited review.”

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Certain Financial Results:

●	Product sales increased by 52%, or $2.7 million, to $7.8 million during the three-month period ended December 31, 2024 compared to $5.1 million during the three-month period ended December 31, 2023.

●	Product sales increased by 52%, or $9 million, to $26.5 million during the year ended December 31, 2024 compared to $17.5 million during the year ended December 31, 2023.

●	Gross margin earned was 37% and 25% of product sales during the three-month periods ended December 31, 2024 and 2023, respectively.

●	Gross margin earned was 30% and 22% of product sales during the years ended December 31, 2024 and 2023, respectively.

●	Net income was $515,000, or $0.06 per diluted share, during the three-month period ended December 31, 2024 in contrast to a net loss of $1,140,000), or $0.15) per basic share, during the three-month period ended December 31, 2023.

●	Net loss was $2,157,000) or $0.26) per basic share, during the year ended December 31, 2024 in comparison to a net loss of $5,775,000), or $0.75) per basic share, during the year ended December 31, 2023.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) improved to approximately $1,331,000 during the three-month period ended December 31, 2024 in contrast to approximately $311,000) during the three-month period ended December 31, 2023. EBITDA improved to approximately $1,109,000 during the year ended December 31, 2024 in contrast to approximately $2,577,000) during the year ended December 31, 2023.

Balance Sheet Data as of December 31, 2024:

●	Cash and cash equivalents increased to $3.8 million as of December 31, 2024 from $979,000 as of December 31, 2023, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital increased to approximately $10.6 million as of December 31, 2024 from $7.3 million as of December 31, 2023.

●	Stockholders’ equity increased to $27.5 million as of December 31, 2024 from $25 million as of December 31, 2023.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the likelihood, severity or impact of future contamination events; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the salability of products currently held in inventory pending FDA approval; future regulatory requirements relating to our products; future expense ratios and margins; the effectiveness of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; our effectiveness in competing against competitors within both our existing and our anticipated product markets; our ability to convert the backlog of orders into sales; and any other statements that are not historical facts. These statements are intended to provide management's current expectation of future events as of the date of this press release, are based on management's estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands, except per share amounts)	2024	2023	2024	2023

Product sales	$7,751	$5,096	$26,493	$17,472
Costs of goods sold	4,919	3,838	18,552	13,603
Gross margin	2,832	1,258	7,941	3,869

Product development expenses	819	1,066	3,899	4,395
Sales, marketing and administrative expenses	1,391	1,195	5,682	5,222
Operating expenses	2,210	2,261	9,581	9,617

NET OPERATING INCOME (LOSS)	622	(1,003)	(1,640)	(5,748)

Other expenses, net	101	135	507	22

INCOME (LOSS) BEFORE INCOME TAXES	521	(1,138)	(2,147)	(5,770)

Income tax expense	6	2	10	5

NET INCOME (LOSS)	$515	$(1,140)	$(2,157)	$(5,775)

Basic weighted average common shares outstanding	8,935	7,750	8,167	7,748
Basic net income (loss) per share	$0.06	$(0.15)	$(0.26)	$(0.75)

Diluted weighted average common shares outstanding	8,935	7,750	8,167	7,748
Diluted net income (loss) per share	$0.06	$(0.15)	$(0.26)	$(0.75)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2024	As of December 31, 2023
Cash and cash equivalents	$3,758	$979
Net working capital	10,631	7,272
Total assets	45,100	43,808
Stockholders’ equity	$27,518	$24,993

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported income (loss) before income taxes. We calculate EBITDA as described in the following table:

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands)	2024	2023	2024	2023

Income (loss) before income taxes	$521	$(1,138)	$(2,147)	$(5,770)
Interest expense (excluding debt issuance and debt discount costs)	125	142	526	453
Depreciation	669	670	2,668	2,698
Amortization (including debt issuance and debt discount costs)	16	15	62	42
EBITDA	$1,331	$(311)	$1,109	$(2,577)

EBITDA included stock-based compensation expense (which is a non-cash expense that management adds back to EBITDA when assessing its cash flows) of approximately $69,000 and $101,000 during the three-month periods ended December 31, 2024 and 2023, respectively, and $326,000 and $369,000 during the years ended December 31, 2024, and 2023, respectively. Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Conference Call:

The Company is planning to host a conference call on Wednesday, February 26, 2025 at 9:00 AM ET to discuss the unaudited financial results for the quarter and year ended December 31, 2024. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until March 5, 2025 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #5555700. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck will be made available after the market closes on Tuesday, February 25, 2025.

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About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or meat withhold label restrictions that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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